Exhibit 10(iii)(A)(2)
The Interpublic Senior Executive Retirement Income Plan
Restated Participation Agreement
     WHEREAS,                      (the “Participant”) and The Interpublic Group of Companies, Inc. (“Interpublic”) are parties to a Participation Agreement under The Interpublic Senior Executive Retirement Income Plan (“SERIP”), dated                      (the “Participation Agreement”); and
     WHEREAS, the Participant’s benefit under SERIP is governed by the terms of [his] [her] Participation Agreement and by the terms of the pamphlet entitled “The Interpublic Senior Executive Retirement Income Plan,” as amended and restated effective January 1, 2007, and as amended from time to time thereafter (the “Plan Document”); and
     WHEREAS, the Participant and Interpublic wish to amend and restate the Participation Agreement to comply with Section 409A of the Internal Revenue Code and the guidance issued by the Internal Revenue Service thereunder, and to make clear that the provisions set forth in the Plan Document that are triggered by a Change of Control (as defined in the Plan Document) apply to the Participant’s benefit under SERIP;
     NOW, THEREFORE, the Participation Agreement is hereby amended and restated in its entirety as follows:
1.	Effective Date. This amended and restated Participation Agreement shall be effective as of January 1, 2007.

2.	Benefit and Vesting. The Participant’s benefit under SERIP is $___ per year, if paid in monthly installments for 15 years starting on or after the Participant’s 60th birthday and after the benefit has become fully vested. Subject to paragraph 3, below, and the provisions of the Plan Document that are triggered by a Change of Control (as defined in the Plan Document), this benefit is scheduled to become fully vested on ___(assuming the Participant continues in the employment of Interpublic and its subsidiaries until this date). As set forth in the Plan Document, the amount of the Participant’s benefit will be reduced if payment starts before the Participant’s 60th birthday.

3.	Non-Competition and Non-Solicitation. For a period of two (2) years following the termination of the Participant’s employment for any reason, the Participant shall not: (a) accept employment with or serve as a consultant, advisor or in any other capacity to an employer that is in competition with the business unit or units of Interpublic by which the Participant is employed (the “Business Unit”); (b) directly or indirectly, either on the Participant’s own behalf or on behalf of any other person, firm or corporation, solicit or perform services for any account that is a client of the Business Unit at the time of the Participant’s termination of employment with the Business Unit or that was a client of the Business Unit at any time within one year prior to the date of the Participant’s termination of employment; or (c) directly or indirectly employ or attempt to employ or assist anyone else to employ any person who is at such time or who was within the six-month period immediately prior to such time in the employ of the Business Unit. If the Participant breaches any provision of this paragraph 3, [he] [she] shall forfeit [his] [her] vested benefit and return any payments received pursuant to SERIP.

The Participant acknowledges that these provisions are reasonable and necessary to protect Interpublic’s legitimate business interests, and that these provisions do not prevent the Participant from earning a living. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

4.	Form of Payment.
a.	Subject to the special rules set forth in the Plan Document that apply following a Change of Control (as defined in the Plan Document), and the remaining provisions of this paragraph 4, the Participant’s vested benefit under SERIP (if any) shall be distributed in monthly payments [check one]:

___for 15 years.

___for 10 years, with the amount of the Participant’s vested benefit being adjusted to reflect the value of the accelerated payout, as provided in the Plan Document.

The Participant may not change the form in which [his] [her] benefit under SERIP will be paid, except to the extent (if at all) that the Plan Document permits the Participant to make such a change.

b.	The form of payment specified by subparagraph a, above, shall be effective only if payment of the Participant’s vested benefit begins on or after January 1, 2008. If payment of the Participant’s vested benefit begins before January 1, 2008, the Participant’s vested benefit under SERIP shall be paid in the form specified by SERIP and the Participation Agreement as in effect on December 31, 2006.
5.	Benefit Commencement Date. Interpublic shall begin payment of the Participant’s vested benefit under SERIP at the time prescribed by the Plan Document. However, the following transition rule shall apply in 2007:
a.	If, under the terms of SERIP and the Participation Agreement in effect on December 31, 2006, payment of the Participant’s benefit was scheduled to begin before January 1, 2008, payment of the Participant’s benefit shall begin at the time prescribed by the terms of SERIP and such Participation Agreement in effect on December 31, 2006.

b.	If subparagraph a, above, does not apply:
(i)	Payment of the Participant’s benefit shall not begin before January 1, 2008; and

(ii)	If the Plan Document prescribes that payment of the Participant’s benefit should begin before January 1, 2008, payment of such benefit shall begin on Interpublic’s first semi-monthly pay date for January 2008.

Senior Executive Retirement Income Plan Participation Agreement — Restatement for Existing Participant	Page 2

Participant

The Participant may not change the time at which payment of [his] [her] benefit under SERIP begins, except to the extent (if at all) that the Plan Document permits the Participant to make such a change.

6.	Relationship to Plan Document. This Participation Agreement is intended to be executed and administered in conjunction with the Plan Document, which is incorporated herein by reference. To the extent that this Participation Agreement does not address an issue, the applicable terms and provisions of the Plan Document shall govern such issue. To the extent that any term or provision of this Participation Agreement is inconsistent with a term or provision of the Plan Document, the term or provision of this Participation Agreement shall govern.

7.	Complete Statement. This Participation Agreement, as amended and restated hereby, is a complete statement of the Participant’s benefit and other rights under SERIP and supersedes any prior statement of the Participant’s benefit or other rights under SERIP (except to the extent expressly provided in paragraphs 4 and 5, above). Any change to the terms of this Participation Agreement or to the Participant’s rights under SERIP shall be adopted by executing an amendment or supplement to the Plan Document or to this Participation Agreement.

8.	Knowing and Voluntary Agreement. By signing this Participation Agreement, the Participant acknowledges that —
•	[he] [she] has received and reviewed the Plan Document and this Participation Agreement,

•	[he] [she] fully understands the terms of the Plan Document and this Participation Agreement, and

•	[he] [she] is entering into this Participation Agreement voluntarily.
               IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and the Participant have caused this amended and restated Participation Agreement to be executed.

The Interpublic Group of Companies, Inc.			Participant

BY:

Timothy A. Sompolski
Executive Vice President,
Chief Human Resources Officer

DATE:		DATE:

Return to Interpublic’s Law Department.

Senior Executive Retirement Income Plan Participation Agreement — Restatement for Existing Participant	Page 3

Participant